UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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HOSTESS BRANDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2017

Dear Fellow Hostess Stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Hostess Brands, Inc., which will be held at Loose Mansion, 101 E. Armour Boulevard, Kansas City, Missouri 64111, on Thursday, June 15, 2017, at 10:00 a.m. local time.

At the Annual Meeting, we will ask you to elect two members of our board of directors and ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Andrew Jhawar, a member of our board of directors, has decided not to stand for re-election at the Annual Meeting. In connection therewith, the board has nominated me to stand for election as a Class I director. Mark R. Stone, another member of our board of directors, will stand for re-election.

We have elected to provide access to the proxy materials over the internet, other than to those stockholders who requested a paper copy, under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the internet, by telephone, or by mail, in accordance with the instructions included in the Proxy Statement.

On behalf of the board of directors, we would like to thank you for your continued interest and investment in Hostess Brands, Inc.

Sincerely,

William D. Toler

President and Chief Executive Officer

HOSTESS BRANDS, INC.

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Thursday, June 15, 2017 at 10:00 a.m. local time.

Place:	Loose Mansion, 101 E. Armour Boulevard, Kansas City, Missouri 64111

Items of Business:	(1) To elect two Class I directors to serve until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified.

(2) To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

(3) To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	Holders of record of our common stock as of the close of business on April 21, 2017 will be entitled to notice of, and to vote at, the Annual Meeting.

Voting:	Your vote is very important. All stockholders as of the record date are cordially invited to attend the Annual Meeting and vote in person. To assure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

Jolyn J. Sebree

General Counsel and Secretary

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about April 28, 2017.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be held on June 15, 2017.

This proxy statement and our 2016 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, are available at www.cstproxy.com/hostessbrands/2017 and at www.hostessbrands.com under the “Investors” tab.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	Thursday, June 15, 2017
Time:	10:00 a.m., local time
Location:	Loose Mansion, 101 E. Armour Boulevard, Kansas City, Missouri 64111
Record Date:	April 21, 2017
Voting:	Stockholders as of the record date are entitled to vote. Each share of Class A common stock and Class B common stock, voting together as a single class, is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Election of Directors
William D. Toler	For	16
Mark R. Stone	For	16
Ratification of our independent registered public accounting firm	For	32

Voting Methods

You can vote in one of four ways:

Visit www.cstproxyvote.com to vote VIA THE INTERNET
Call 1-866-894-0536 to vote BY TELEPHONE
Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
Attend the meeting to vote IN PERSON

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 6:00 p.m. Central Time on June 14, 2017. Stockholders may revoke their proxies at the times and in the manners described on page 4 of this proxy statement.

If your shares are held in “street name” through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

HOSTESS BRANDS, INC.

1 E. Armour Boulevard

Kansas City, Missouri 64111

2017 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement and the enclosed form of proxy are solicited on behalf of Hostess Brands, Inc., a Delaware corporation, by our board of directors for use at the 2017 Annual Meeting of Stockholders (referred to as the “Annual Meeting”) and any postponements or adjournments thereof. The Annual Meeting will be held at Loose Mansion, 101 E. Armour Boulevard, Kansas City, Missouri 64111, on Thursday, June 15, 2017, at 10:00 a.m. local time.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2016 Annual Report to our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2016 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials are being first released on or about April 28, 2017 to all stockholders entitled to vote at the meeting.

Record Date

Stockholders of record at the close of business on April 21, 2017, which we have set as the record date, are entitled to notice of and to vote at the meeting.

Number of Outstanding Shares

On the record date, there were 99,285,917 outstanding shares of our Class A common stock, par value $0.0001 per share and 31,104,987 outstanding shares of our Class B common stock, par value $0.0001 per share.

Requirements for a Quorum

The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting. The Class A common stock and the Class B common stock will vote together as one class.

Votes Required for Each Proposal

Assuming that a quorum is present, directors shall be elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Therefore, the two nominees who receive the greatest number of affirmative votes cast shall be elected as directors. We do not have cumulative voting rights for the election of directors.

The proposal to ratify KPMG LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2017 shall be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon.

The vote on each matter submitted to stockholders is tabulated separately. Continental Stock Transfer and Trust Company, or a representative thereof, will tabulate the votes.

Our Board’s Recommendation for Each Proposal

Our board of directors recommends that you vote your shares:

•	“FOR” each of the two Class I director nominees; and

•	“FOR” the ratification of KPMG LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2017.

Voting Instructions

You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.cstproxyvote.com; call 1-866-894-0536 to vote by telephone; or sign, date and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail. When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed.

If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted (1) “for” the election of each of the two Class I nominees for director set forth in this proxy statement, (2) “for” the proposal to ratify the appointment of KPMG LLP, as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2017, and (3) as the persons specified in the proxy deem advisable in their discretion on such other matters as may come before the meeting. As of the date of this proxy statement, we have received no notice of any such other matters.

If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet or by phone or returned a proxy or voting instruction card by mail, and your in-person vote will supersede any vote previously cast.

Broker Non-Votes and Abstentions

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non-vote.”

The election of directors (“Proposal 1”) is a matter considered non-routine under applicable rules. Therefore, a broker, bank, or other nominee cannot vote without your instructions on Proposal 1; as a result, there may be broker non-votes on Proposal 1. For your vote to be counted in the above proposal, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting using the voting instruction form provided by your broker, bank, or other nominee.

The ratification of appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (“Proposal 2”) is a matter considered routine under applicable rules. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2.

Each broker non-vote and abstention is counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non-votes nor any withhold votes in the election of directors will have any effect thereon. With respect to the proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2017, because they represent shares present and entitled to vote that are not voted in favor of a proposal, abstentions have the same effect as votes “against” such proposal.

Revoking Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via internet, telephone or mail) bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

We have engaged Continental Stock Transfer and Trust Company to be the election inspector. Votes cast by proxy or in person at the meeting will be tabulated by such election inspector, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote.

Voting Results

The final voting results from the Annual Meeting will be included in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Costs of Solicitation of Proxies

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. We do not expect to engage or pay any compensation to a third-party proxy solicitor.

Householding

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials, and as applicable, any additional proxy materials that are delivered. A separate proxy card for each stockholder of record will be included in the printed materials. This procedure reduces our printing costs, mailing costs and fees. Upon written request, we will promptly deliver a separate copy of the Notice or, if applicable, the printed proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice or Annual Report or, if applicable, the printed proxy materials, please notify us by sending a written request to our Secretary at 1 E. Armour Boulevard, Kansas City, Missouri 64111. Street name stockholders may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Availability of our Filings with the SEC and Additional Information

Through our investor relations website, www.hostessbrands.com under the “Investors” tab, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the SEC on March 14, 2017. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at our executive offices set forth in this proxy statement.

This proxy statement and our 2016 Annual Report to Stockholders are also available at: http://www.cstproxy.com/hostessbrands/2017.

All of our SEC filings can also be accessed through the SEC’s website, http://www.sec.gov, or reviewed and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call (800) 732-0330 for further information on the Public Reference Room.

The Class A common stock of the Company is listed on the Nasdaq Capital Market (“Nasdaq”), and reports and other information on the Company can be reviewed at the office of Nasdaq.

Information Deemed Not Filed

Our 2016 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our Company but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Other Information

We were originally incorporated in Delaware on June 1, 2015 as Gores Holdings, Inc. (“Gores”), as a special purpose acquisition company (“SPAC”), formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses. On August 19, 2015, Gores consummated its initial public offering (the “IPO”), following which its shares began trading on Nasdaq. On November 4, 2016 (the “Closing Date”), in a transaction referred to as the “Business Combination,” Gores acquired a controlling interest in Hostess Holdings, L.P. (“Hostess Holdings”), an entity owned indirectly by C. Dean Metropoulos and certain equity funds managed by affiliates of Apollo Global Management, LLC (the “Apollo Funds”). Hostess Holdings had acquired the Hostess brand and certain strategic assets out of the bankruptcy liquidation proceedings of its prior owner (“Old Hostess”), free and clear of all past liabilities, in April 2013, and relaunched the Hostess brand later that year.

In connection with the closing of the Business Combination, Gores changed its name to “Hostess Brands, Inc.” and its trading symbols on Nasdaq from “GRSH,” and “GRSHW,” to “TWNK” and “TWNKW”.

Following the Business Combination, Mr. Metropoulos and the Apollo Funds continue as stockholders and Mr. Metropoulos became Executive Chairman of Hostess Brands, Inc. On April 19, 2017, the Apollo Funds, an entity controlled by Mr. Metropoulos and Sponsor (as defined below) completed a public offering of approximately 23.1 million shares of Class A common stock. In such offering, the Apollo Funds sold substantially all of the shares of Class A common stock owned thereby. As a result, Andrew Jhawar, a member of our board of directors and a Senior Partner and Head of the Consumer & Retail Industry team in the private equity business of Apollo Management, L.P., an affiliate of the Apollo Funds, decided not to stand for re-election to the board at the Annual Meeting.

As used in this proxy statement, unless the context otherwise requires, references to the “Company,” “we,” “us” and “our” refer to Hostess Brands, Inc. and, where appropriate, its subsidiaries. References to “Hostess” refer to Hostess Holdings L.P. and its subsidiaries, prior to the Business Combination and references to “Gores” refer to Gores Holdings, Inc., prior to the Business Combination. “Sponsor” refers to Gores Sponsor, LLC, a Delaware limited liability company and the principal stockholder of Gores Holdings, Inc. prior to the Business Combination, and the “The Gores Group” refers to The Gores Group LLC, an affiliate of our Sponsor. “Metropoulos Entities” refer to Mr. Metropoulos and entities controlled by him that continue to hold an equity stake in us. “Legacy Hostess Equityholders” refer to the Apollo Funds and the Metropoulos Entities, collectively.

CORPORATE GOVERNANCE

Our Board

Our business and affairs are overseen by our board of directors, which currently consists of seven members. Set forth below are the biographies of each of our current directors, except for Mr. Jhawar, who is not standing for re-election.

C. Dean Metropoulos Executive Chairman Age: 70 Director since: 2016 Chairman since: 2016

Mr. Metropoulos has served as the Executive Chairman of the board since the Business Combination. Mr. Metropoulos is Chairman and Chief Executive Officer of Metropoulos & Co., a boutique acquisition and management firm focusing on the food and consumer sectors. From 2013 until the Business Combination, Mr. Metropoulos served as the Executive Chairman of certain subsidiaries of Hostess and member of the Hostess board. Mr. Metropoulos has over 30 years of experience in acquiring and restructuring businesses in the U.S., Mexico and Europe and has been involved in approximately 80 transactions, including investments in Pabst Brewing Company, Pinnacle Foods Group, Inc. (Swanson/Hungry-Man, Vlasic Pickles, Open Pit Barbeque Sauce, Duncan Hines, Log Cabin Syrup, Mrs. Butterworth’s Syrup, Aunt Jemima Frozen Breakfast, Mrs. Paul’s Seafood, Van De Kamp’s Seafood, Celeste Pizza, & Lender’s Bagels), Aurora Foods, Stella Foods, The Morningstar Group, International Home Foods (Chef Boyardee, Pam Cooking Spray, Gulden’s Mustard & Bumble Bee Tuna), Ghirardelli Chocolates, Mumm and Perrier Jouet Champagnes and Hillsdown Holdings, PLC (Premier International Foods, Burtons Biscuits and Christie Tyler Furniture), among others. Mr. Metropoulos holds a B.S. and an M.B.A. from Babson College. In light of Mr. Metropoulos’ business expertise, financial acumen and business industry contacts, we believe that he is well qualified to serve as a director on our board.

Mark R. Stone Director Age: 53 Director since: 2016	Mr. Stone has served as a director since the consummation of the Business Combination. Prior to the Business Combination, he served as our Chief Executive Officer since 2015. Mr. Stone is a Senior Managing Director of The Gores Group, a private equity firm. Mr. Stone is a member of the Investment Committee and a member of the Office of the Chairman of The Gores Group. Mr. Stone has worked at The Gores Group since 2005, in part, focusing on all Gores’ operational due diligence efforts and worldwide operations of all Gores’ portfolio companies. He has been a senior team member with key responsibility in several turnaround value-oriented investment opportunities, including Stock Building Supply (ticker: BMCH), a supplier of building materials and construction services to professional home builders and contractors in the U.S. Mr. Stone has served as Executive Chairman and/or CEO of several portfolio companies. Prior to joining The Gores Group in 2005, Mr. Stone spent nearly a decade as a Chief Executive transforming businesses across the services, industrial and technology sectors. Mr. Stone spent five years with The Boston Consulting Group as a member of their high technology and industrial goods practices and served in the firm’s Boston, London, Los Angeles and Seoul offices. Mr. Stone earned a B.S. in Finance with Computer Science and Mathematics concentrations from the University of Maine and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania. We believe that Mr. Stone’s significant investment and financial expertise make him well-qualified to serve as a director on our board.

Laurence Bodner Independent Director Age: 54 Director since: 2016 Committees: Audit Compensation, Chair

Mr. Bodner has served as a director since the consummation of the Business Combination. Since February 2017, Mr. Bodner is the Chief Financial Officer of Sovos Brands, a new food and beverage company seeking to acquire brands. Mr. Bodner served as a Senior Advisor at Advent International in its global retail, consumer and leisure team from March 2016 to February 2017. Mr. Bodner served as Executive Vice President, Chief Financial Officer and Treasurer of Big Heart Pet Brands (formerly Del Monte Foods) from 2011 through July 2015. He joined Del Monte Foods in 2003 and served the company for 12 years in increasing levels of responsibility across the Finance and Operations functions. Prior to Del Monte Foods, Mr. Bodner also held senior financial positions at Walt Disney Company as well as The Procter & Gamble Company. Since April 2015, Mr. Bodner has served on the board of directors of Hearthside Foods, a leading bakery, snack and customized solutions contract manufacturer for packaged food products in North America and Europe. Mr. Bodner received his MBA in Finance from Duke University and BA in Economics from Dickinson College. We believe that Mr. Bodner’s extensive experience in the retail and consumer industries will allow him to provide significant insight to our board and make him well-qualified to serve as a director on our board.

Neil P. DeFeo Independent Director Age: 71 Director since: 2016 Committees: Compensation Nominating and Governance, Chair	Mr. DeFeo has served as a member of our board of directors since the consummation of the Business Combination. Mr. DeFeo is an active corporate advisor and board member. Mr. DeFeo served as a Senior Advisor to CHARLESBANK Capital Partners from 2012 through March 2017. He retired in 2012 as Chairman and in 2011 as CEO of The Sun Products Company, a private $1.5 billion company he helped found in 2008. Prior to that he held Chairman/CEO positions with the NYSE-listed Playtex Products Corporation (2004 - 2007) and The Remington Products Corporation (1997 - 2003). Mr. DeFeo began his career with The Procter and Gamble Company, where he held various positions of increasing responsibility over a 25 year career, leaving as VP/Managing Director Worldwide Strategic Planning - Laundry and Cleaning. Following Procter and Gamble, Mr. DeFeo joined the Clorox Company, with direct responsibility for all of its U.S. business. Mr. DeFeo currently serves on the board of directors of Driscoll’s, a private agriculture company, where he chairs the compensation committee and serves on the company’s nominating and governance committee (since 1998). In addition, Mr. DeFeo serves on the board of directors of The Prostate Cancer Foundation, a not for profit corporation focused on funding research into the prevention and cure of prostate cancer. Over a 40+ year career Mr. DeFeo has served on over 25 boards, both public and private, business and non-profit. He has been involved with over 50 different businesses and brands. Mr. DeFeo holds a bachelor’s degree in Electrical Engineering from Manhattan College, where he also served for 15 years as a director. We believe that Mr. DeFeo’s numerous public and private company directorship roles and his over 40 years of experience in the consumer products industry make him well-qualified to serve as a director on our board.

Jerry D. Kaminski Independent Director Age: 60 Director since: 2016 Committees: Audit Compensation Nominating and Governance

Mr. Kaminski has served as a member of our board of directors since the consummation of the Business Combination. Since January 2014, Mr. Kaminski has served as Executive Vice President and Chief Operating Officer of the Land O’Lakes, Inc. International business, leading commercial business ventures outside of the United States. The company currently exports products to over 50 countries and has established International as a primary growth platform. Mr. Kaminski oversees Land O’Lakes Global Dairy Ingredients, the Villa Crop Protection joint venture in South Africa, the Bidco Africa joint venture in Kenya and Global Seed Genetics in Mexico. Prior to his current role, Mr. Kaminski was the Executive Vice President and Group Executive of Global Dairy Foods from January 2012 to December 2013, where he led $5B P&L consisting of the entire Land O’Lakes dairy portfolio: Retail Dairy, Foodservice and Global Ingredients. From January 2010 to December 2011, Mr. Kaminski held the position of Executive Vice President and Chief Operating Officer of Industrial Foods, which consisted of the Land O’Lakes domestic dairy ingredients business. Mr. Kaminski was Vice President and General Manager of Dairy Solutions, where he ran Land O’Lakes’ domestic Foodservice business when he joined the company in March 2007 to January 2010. Before joining Land O’Lakes, Mr. Kaminski served as a Vice President and General Manager at General Mills, where he held various leadership positions in the retail and business-to-business segments. Mr. Kaminski also served as President and Chief Operating Officer at Sparboe Foods. In addition, Mr. Kaminski has been on the board of directors of the Global Dairy Platform since 2012, which is an association of the world’s largest dairy companies promoting sustainable dairy consumption. Mr. Kaminski holds a bachelor’s degree in Accounting and Finance from the University of Wisconsin and an MBA in Marketing from the Kellogg Graduate School of Management at Northwestern University. We believe that Mr. Kaminski’s international business experience, together with his background in the consumer packaged goods industry, is of value to our Board and make him well-qualified to serve as a director on our board.

Craig D. Steeneck Independent Director Age: 59 Director since: 2016 Committees: Audit, Chair Nominating and Governance	Mr. Steeneck has served as a member of our board of directors since the consummation of the Business Combination. Mr. Steeneck has been a member of the board of directors of Freshpet, Inc. since November 2014. Mr. Steeneck has served as the Executive Vice President and Chief Financial Officer of Pinnacle Foods Inc. since July 2007, where he oversees the company’s financial operations, treasury, tax, information technology, investor relations and corporate development. From June 2005 to July 2007, Mr. Steeneck served as Executive Vice President, Supply Chain Finance and IT of Pinnacle Foods, helping to redesign the supply chain to generate savings and improved financial performance. From April 2003 to June 2005, Mr. Steeneck served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Cendant Timeshare Resort Group (now

Wyndham Worldwide), playing key roles in wide-scale organization of internal processes and staff management. From March 2001 to April 2003, Mr. Steeneck served as Executive Vice President and Chief Financial Officer of Resorts Condominiums International (now Wyndham Worldwide). From October 1999 to February 2001, he was the Chief Financial Officer of International Home Foods Inc. Mr. Steeneck provides the board of directors with extensive management experience in the consumer packaged goods industry as well as accounting and financial expertise. We believe that Mr. Steeneck’s extensive management experience in the consumer packaged goods industry as well as accounting and financial expertise, make him well-qualified to serve as a director on our board.

Name	Age	Class	Term Expiration	Director Since	Primary Occupation	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
C. Dean Metropoulos	70	III	2019	2016	Chairman and Chief Executive Officer of Metropoulos & Co.	—	—	—
Andrew Jhawar*	45	I	2017	2016	Senior Partner at Apollo Management, L.P.	—	—	—
Mark R. Stone	53	I	2017	2016	Senior Managing Director of The Gores Group	—	—	—
Laurence Bodner	54	III	2019	2016	Chief Financial Officer of Sovos Brands	X	X (Chair)	—
Neil P. DeFeo	71	III	2019	2016	Corporate Advisor	—	X	X (Chair)
Jerry D. Kaminski	60	II	2018	2016	Executive Vice President and Chief Operating Officer of the Land O’Lakes Inc. International business	X	X	X
Craig D. Steeneck	59	II	2018	2016	Executive Vice President and Chief Financial Officer of Pinnacle Foods Inc.	X (Chair)	—	X

*Mr. Jhawar is not standing for re-election. Our board of directors has nominated Mr. Toler, our President and Chief Executive Officer, for election to the Board as a Class I director for a term expiring at the 2020 annual meeting of stockholders.

Board Structure

Our second amended and restated certificate of incorporation and our amended and restated bylaws provide for a classified board of directors with staggered three-year terms, consisting of the three classes as follows:

Class	Director	Independent
Class I (term expires at 2017 annual meeting)	Andrew Jhawar*	No
	Mark R. Stone	No

Class II (term expires at 2018 annual meeting)	Jerry D. Kaminski	Yes
	Craig D. Steeneck	Yes

Class III (term expires at 2019 annual meeting)	C. Dean Metropoulos	No
	Laurence Bodner	Yes
	Neil P. DeFeo	Yes

*Mr. Jhawar is not standing for re-election. Our board of directors has nominated Mr. Toler, our President and Chief Executive Officer, for election to the Board as a Class I director for a term expiring at the 2020 annual meeting of stockholders.

Our board of directors has determined that Messrs. Kaminski, Steeneck, Bodner and DeFeo each qualify as an “independent director,” as defined in the corporate governance rules of the Nasdaq Capital Market.

Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our Company.

Board Leadership Structure

Currently, our leadership structure separates the roles of Executive Chairman of the Board and Chief Executive Officer, with Mr. Metropoulos serving as our Executive Chairman and Mr. Toler serving as our President and Chief Executive Officer. Our board believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the board of directors, and oversight of management. We believe this provides guidance for our board of directors, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees, and other stakeholders. As Executive Chairman, Mr. Metropoulos, among other responsibilities, presides over regularly scheduled meetings of the board, serves as a liaison between the directors, and performs such additional duties as our board of directors may otherwise determine and delegate. By having Mr. Metropoulos serve as Executive Chairman of the Board, Mr. Toler is better able to focus his attention on running our Company.

The Board’s Role in Risk Oversight

Although our management is primarily responsible for managing our risk exposure on a daily basis, our board of directors oversees the risk management processes. Our board, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board administers this risk management oversight function, our Audit Committee supports our board in discharging its oversight duties and addresses risks inherent in its area.

Board Participation

Prior to the Business Combination, our board consisted of four directors: Alec Gores, Randall Bort, William Patton and Jeffrey Rea, each of whom resigned upon the consummation of the Business Combination. Our board of directors held eleven meetings and acted through written consent three times in fiscal 2016 prior to the Business Combination. Following the Business Combination, our board of directors held one meeting in fiscal 2016, which was attended by each of our directors then serving. During fiscal 2016, each of our directors attended at least a majority of the meetings of our board of directors and of the committees on which he serves or served. No individual served as a director both prior to and following the Business Combination. We regularly schedule executive sessions in which independent directors meet without the presence or participation of management.

Board Committees

Our board of directors has the authority to appoint committees to perform certain oversight and other functions as directed by the board. Our board of directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.

Audit Committee

Our Audit Committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the Audit Committee is responsible for the following:

•	appointing, compensating, retaining and overseeing the independent auditor; determining the compensation and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or related work;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	reviewing the qualifications and performance of the independent auditor and evaluating the independence of the independent auditor;

•	reviewing and discussing with management and the auditors the annual audit plan and the information which is required to be reported by the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting);

•	reviewing and discussing with management and the auditors the Company’s accounting and internal control policies;

•	discussing with management major risk assessment and risk management policies;

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K and Form 10-Q;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•	reviewing and approving all related-party transactions.

Our Audit Committee has the authority to retain advisors as the committee deems appropriate. Our Audit Committee is comprised of Craig D. Steeneck, the chair of the committee, Laurence Bodner and Jerry D. Kaminski. Prior to the Business Combination, Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea served as members of our Audit Committee. All members of our Audit Committee qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. Mr. Steeneck is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our Audit Committee has a written charter that sets forth our Audit Committee’s purpose and responsibilities.

Our Audit Committee acted through written consent one time during fiscal 2016 prior to the Business Combination and met one time during fiscal 2016 following the Business Combination.

Compensation Committee

Our Compensation Committee adopts, administers and reviews the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. Our Compensation Committee also oversees succession planning with respect to our management team. Our Compensation Committee is also responsible for the duties set forth in its written charter, including:

•	reviewing key employee compensation goals, policies, plans and programs;

•	evaluating the performance of our Chief Executive Officer and other executive officers;

•	reviewing and approving the compensation of our Chief Executive Officer and other executive officers;

•	reviewing and approving employment agreements, severance arrangements and other similar arrangements between us and our executive officers;

•	evaluating director compensation;

•	reviewing employee benefit plans and perquisites;

•	administering our stock plans and other incentive compensation plans;

•	preparing the Compensation Committee Report in accordance with the rules and regulations of the SEC; and

•	overseeing our regulatory compliance with respect to compensation matters.

Our Compensation Committee is comprised of Laurence Bodner, the chair of the committee, Neil P. DeFeo and Jerry D. Kaminski. Prior to the Business Combination, Messers Bort and Patton served on our Compensation Committee. Messrs. Bodner, DeFeo and Kaminski are independent directors according to the rules and regulations of the SEC and Nasdaq with respect to compensation committee membership. Our Compensation Committee has a written charter that sets forth the Compensation Committee’s purpose and responsibilities.

Our Compensation Committee did not meet during fiscal 2016 prior to the Business Combination and met one time during fiscal 2016 following the Business Combination.

Our Compensation Committee has the authority to retain advisors as the committee deems appropriate. The Compensation Committee has engaged Mercer, see “Post-Business Combination Compensation Committee Actions.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our board of directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our board of directors. In addition, our nominating and corporate governance is responsible for:

•	developing and assessing criteria and qualifications for membership on our board and its committees;

•	identifying, recruiting, evaluating and screening individuals qualified to become members of our board and its committees, consistent with criteria approved by our board;

•	selecting, or recommending that the board select, the director nominees;

•	recommending to the board director nominees to fill vacancies on the board, as necessary;

•	reviewing, assessing and recommending nominees for membership on, and chairmanship of, the various committees of the board;

•	overseeing compliance with our corporate governance policies;

•	reviewing and recommending to our board any amendments to our corporate governance policies; and

•	overseeing the evaluation of the board and management and making recommendations to improve performance.

Our Nominating and Corporate Governance Committee has the authority to retain advisors as the committee deems appropriate. Our Nominating and Corporate Governance Committee is comprised of Neil P. DeFeo, the chair of the committee, Jerry D. Kaminski and Craig D. Steeneck. Our Nominating and Corporate Governance Committee has a written charter that sets forth the committee’s purpose and responsibilities.

Our Nominating and Corporate Governance Committee was created following the Business Combination and did not meet during fiscal 2016.

Identifying and Evaluating Director Candidates

Our Nominating and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors. Stockholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary at 1 E. Armour Boulevard, Kansas City, Missouri 64111, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our nominating and corporate governance committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender and professional experience, and the extent to which the nominee would fill a present need on our board of directors.

Board Diversity

While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, the Nominating and Corporate Governance Committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill, and other qualities in the context of the needs of our board of directors. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The Nominating and Corporate Governance Committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition.

Availability of Corporate Governance Information

Our board of directors has adopted charters for our Audit, Compensation, and Nominating and Corporate Governance Committees describing the authority and responsibilities delegated to the committee by our board of directors. Our board of directors has also adopted a code of ethics that applies to all of our employees, including our executive officers and directors, and those employees responsible for financial reporting. We post on our website, at www.hostessbrands.com under the “Investors” tab, the charters of our Audit, Compensation, and Nominating and Corporate Governance committees and the code of ethics referenced above. A copy of the code of ethics has been provided to each member of our management team. We intend to disclose any amendments to our code, or any waivers of its requirements, on our website to the extent required by applicable SEC or Nasdaq rules. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Secretary at 1 E. Armour Boulevard, Kansas City, Missouri 64111.

Communications with our Board of Directors

Stockholders and other interested parties wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors, and mailing the correspondence to our Secretary at 1 E. Armour Boulevard, Kansas City, Missouri 64111. All such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Executive Chairman of our board of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Our Nominating and Corporate Governance Committee recommended, and the board of directors nominated:

•	Mark R. Stone

•	William D. Toler

as nominees for election as Class I members of our board of directors. Mr. Stone is presently a Class I director of our Company and Mr. Toler is currently the President and Chief Executive Officer of our Company, but not a member of the board of directors. Each nominee and has consented to serve a three-year term if elected, concluding at the 2020 annual meeting of stockholders. Biographical information about each of our directors, including Mr. Stone, is contained in the section above. Biographical information about Mr. Toler is contained in the section entitled “Executive Officers.” We believe that Mr. Toler’s extensive management experience in the consumer packaged goods industry makes him well-qualified to serve as a director on our board. At the Annual Meeting, two directors will be elected to our board of directors.

Required Vote

The two nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of these two nominees.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

DIRECTOR COMPENSATION

In connection with the Business Combination, our board of directors approved a compensation policy for our independent directors. Under this policy, independent directors receive an annual cash retainer of $60,000, payable quarterly, an annual equity award with a grant date value of $77,000 that vests annually and reimbursement of expenses relating to attendance at board and committee meetings. Members of our Audit Committee receive an additional annual cash retainer of $10,000 and the chairperson of our Audit Committee receives an additional cash retainer of $20,000. Members of our Compensation Committee receive an additional annual cash retainer of $6,500 and the chairperson of our Compensation Committee receives an additional cash retainer of $15,000. Members of our Nominating and Governance Committee receive an additional annual cash retainer of $4,000 and the chairperson of our Nominating and Governance Committee receives an additional cash retainer of $10,000.

In respect of their annual equity awards for service commencing with the closing of the Business Combination, on January 25, 2017, our independent directors each received an award in the form of 5,683 restricted stock units (“RSUs”). The number of shares is based upon a value of $77,000, divided by the average closing price of our Class A common stock over the 20 trading day period preceding the date of grant rounded to the nearest share. The shares underlying the RSUs will vest on November 4, 2017, the anniversary of the Business Combination, subject to earlier vesting in connection with death or disability or a change of control and will be paid in the form of shares on a director’s cessation of service on the board, or if earlier, a change of control. Because our board believes that it is appropriate for annual equity awards to our independent directors to be made on or around the time of each annual meeting of stockholders, our board anticipates making an additional grant of RSUs at or about the time of our Annual Meeting. Such additional grant will vest on the date of our 2018 Annual Meeting of Stockholders (subject to earlier vesting under certain circumstances), pro-rated for the period of time between the first anniversary of the Business Combination and the date of our 2018 Annual Meeting of Stockholders. Thereafter, our board anticipates that annual equity awards will be made on or around the time of each Annual Meeting of Stockholders.

Director Compensation Table

The following table sets forth a summary of the compensation paid to our directors, other than our Executive Chairman, which compensation is disclosed elsewhere in this proxy statement, for service in fiscal 2016.

Name	Fees Earned or Paid in Cash	Share Awards (1)	Option Awards	All Other Compensation	Total
Laurence Bodner	$13,396	$83,654	-	-	$97,050
Neil P. DeFeo	12,056	83,654			95,710
Jerry D. Kaminski	12,687	83,654	-	-	96,341
Craig D. Steeneck	13,238	83,654	-	-	96,892

(1)	Consists of 5,683 shares at the closing price of $14.72 per share on the date of grant (January 25, 2017). The number of shares is based upon a value of $77,000 divided by the 20 trading day average closing price per share for the period preceding the date of grant (January 25, 2017) rounded to the nearest share.

The following table lists all outstanding equity awards held by our directors, other than our Executive Chairman, which awards are disclosed elsewhere in this proxy statement, as of April 21, 2017.

Name	Date of Grant (1)	Number of Shares of Stock That Have Not Vested (2)	Market Value of Shares of Stock That Have Not Vested (3)
Laurence Bodner	January 25, 2017	5,683	83,654
Neil P. DeFeo	January 25, 2017	5,683	83,654
Jerry D. Kaminski	January 25, 2017	5,683	83,654
Craig D. Steeneck	January 25, 2017	5,683	83,654

(1)	Stock awards granted on January 25, 2017 as the initial equity awards for the directors joining the board after the consummation of the Business Combination in fiscal 2016.

(2)	Stock awards represent RSUs which will vest upon the first to occur of (i) November 4, 2017, (ii) the death or disability of the director or (iii) a change of control of the Company, in the case of (i) and (iii), subject to continued service until such vesting date.

(3)	Consists of 5,683 shares at the closing price of $14.72 per share on the date of grant (January 25, 2017). The number of shares is based upon a value of $77,000 divided by the 20 trading day average closing price per share for the period preceding the date of grant (January 25, 2017) rounded to the nearest share.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 21, 2017:

	Age	Position
C. Dean Metropoulos	70	Executive Chairman
William D. Toler	57	President, Chief Executive Officer
Thomas A. Peterson	44	Executive Vice President, Chief Financial Officer
Michael J. Cramer	64	Executive Vice President, Chief Administrative Officer
Andrew W. Jacobs	49	Senior Vice President, Chief Customer Officer
Stuart A. Wilcox	56	Senior Vice President, Chief Operating Officer
Burke E. Raine	37	Senior Vice President, Chief Marketing Officer
Jolyn J. Sebree	45	Senior Vice President, General Counsel
Darryl P. Riley	57	Senior Vice President of Quality/Food Safety and R&D

C. Dean Metropoulos’ biography is set forth under the heading “Our Board” above.

William D. Toler.     Mr. Toler has served as our President and Chief Executive Officer since the consummation of the Business Transaction and served in the same capacity at Hostess Brands, LLC since April 2014. He brings more than 30 years of consumer packaged goods industry experience to the Company. Prior to joining Hostess Brands, LLC, he worked as an operating partner at Oaktree Capital from October 2013 to April 2014. Prior to that, he served from September 2008 to September 2013 as the Chief Executive Officer of AdvancePierre Foods, Inc., a leading supplier of value-added protein and hand-held convenience products to the food service, school, retail, club, vending and convenience store markets. Prior to joining AdvancePierre, Mr. Toler was President of Pinnacle Foods from July 2005 to September 2008. He has also held key positions at ICG Commerce, Campbell Sales Company, Nabisco, Reckitt & Colman and Procter & Gamble.

Thomas A. Peterson.     Mr. Peterson has served as our Executive Vice President, Chief Financial Officer since the consummation of the Business Combination and served in the same roles at Hostess Brands, LLC since March 2016. Prior to that he was employed at Hostess Brands, LLC as the Senior Vice President and Corporate Controller from April 2013 through February 2016. Prior to that, he served as a Managing Director for FTI Consulting from March 2011 to April 2013. Prior to this role, from January 2009 to March 2011, he served as a Director for FTI Consulting.

Michael J. Cramer.     Mr. Cramer has served as our Executive Vice President, Chief Administrative Officer since the consummation of the Business Combination and served in the same capacity at Hostess Brands, LLC since April 2013. Mr. Cramer has served as Vice President at CDM Hostess Class C, LLC and Vice President at Hostess CDM Co-Invest, LLC since April 2013. In addition, Mr. Cramer has served as the Vice President at Fairmont Aviation LLC since April 2013. From June 2010 through November 2014, he served as Senior Vice President and Director of Pabst Brewing Company. From March 2004 through June 2008, he served as Executive Vice President for Pinnacle Foods.

Andrew W. Jacobs.     Mr. Jacobs has served as our Senior Vice President, Chief Customer Officer since the consummation of the Business Combination and served in the same capacity at Hostess Brands, LLC since September 2014. Prior to this role, he was employed at Hostess Brands, LLC as the Senior Vice President, Strategic Channels from February 2014 through September 2014. From September 2012 until February 2014, he served as President of Wolfgang Candy Company. From September 2003 through May 2012, he served as Vice President and General Manager (US Customers) for The Hershey Company. In 2015, Mr. Jacobs and his brother were found jointly and severally liable by the U.S. District Court of Northern Ohio for a civil violation of Exchange Act Rule 14e-3(a) in connection with a stock purchase made by Mr. Jacob’s brother in 2009. Mr. Jacob’s brother was required to disgorge approximately $50,000 in profits related thereto and each were enjoined from future violations of Rule 14e-3.

Stuart A. Wilcox.     Mr. Wilcox has served as our Senior Vice President, Chief Operating Officer since the consummation of the Business Combination and served in the same roles at Hostess Brands, LLC since October 2015. From January 2014 through October 2015, he served as Senior Vice President of Operations for Goldenstate Foods. From January 2012 through January 2014, he served as Senior Vice President of Operations for The Original Cakerie. From April 2009 through January 2012, he served as the Vice President of Operations for Chiquita/Fresh Express.

Burke E. Raine.     Mr. Raine has served as our Senior Vice President, Chief Marketing Officer since the consummation of the Business Combination and served in the same capacity at Hostess Brands, LLC since March 2016. From February 2014 through March 2016, he served as Vice President, Marketing for Diamond Foods, Inc. Prior to this position, he served as Senior Director of Marketing for Diamond Foods, Inc. from July 2013 through January 2014. From February 2012 through June 2013, he served as Director of Marketing for PEPSICO. Prior to this role, he was employed at PEPSICO as Senior Marketing Manager from February 2009 through February 2012.

Jolyn J. Sebree.     Ms. Sebree has served as our Senior Vice President, General Counsel and Secretary since the consummation of the Business Combination and served in the same capacity at Hostess Brands, LLC since April 2013. From March 2012 through April 2013, she served as Senior Vice President, Acting General Counsel and Corporate Secretary at Old Hostess. Prior to this role, she served as Vice President, Assistant General Counsel at Old Hostess from August 2011 to March 2012.

Darryl P. Riley.     Mr. Riley has served as our Senior Vice President of Quality/Food Safety and R&D since December 2016. From April 2016 to December 2016, Mr. Riley served as President of Total Food Safety Management, overseeing Quality and Food Safety. Prior to this position he served as Vice President, R&D, Quality, & Innovation at Kraft Foods Company from September 2013 to August 2015. From July 2004 through August 2013, he served as Vice President, Research, Quality, & Technology at the Kellogg Company.

Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Compensation Committee Interlocks and Insider Participation

Since November 4, 2016, our Compensation Committee has been comprised of Laurence Bodner, Neil P. DeFeo and Jerry D. Kaminski. None of these individuals had any contractual or other relationships with us during such time except as directors, nor have any of these individuals ever been an officer or employee of our Company.

None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our board or Compensation Committee.

Executive Compensation

The following tables provide information regarding the compensation of our named executive officers for fiscal 2016 and 2015.

Name and Principal Position	Fiscal Year	Salary		Bonus (2)	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation (4)	Non-Qualified Deferred Compensation Earnings	All Other Compensation (5)	Total
C. Dean Metropoulos	2016	$1,324,731	(1)	$-	$58,107,120	(3)	-	-	-	$2,378,149	$63,926,960
Executive Chairman	2015	1,500,000		270,000	-		-	-	-	2,553,664	4,323,664
William D. Toler	2016	417,688		624,449	-		-	422,300	-	62,218	1,526,655
President and Chief Executive Officer	2015	406,692		92,700	-		-	-	-	85,477	584,869
Andrew W. Jacobs	2016	317,165		-	-		-	192,900	-	8,594	518,659
Senior Vice President, Chief Customer Officer	2015	307,978		56,200	-		-	-	-	9,620	373,798

(1)	Following the Business Combination, Mr. Metropoulos does not receive significant cash compensation and bonuses as he is primarily compensated in stock.

(2)	Reflects discretionary bonuses paid for services performed in 2015 and bonuses paid to Mr. Toler related to the Business Combination.

(3)	Consists of 5,246,000 shares subject to stock awards granted upon the closing of the Business Combination on November 4, 2016. Of the 5,246,000 shares, (a) 2,496,000 shares were issued on the Closing Date and are vested but remain subject to transfer restrictions until November 4, 2017 and (b) 2,750,000 shares are issuable upon achievement of earn-out targets for the 2018 fiscal year, as specified in the Executive Chairman Employment Agreement (refer to the table below in “—Outstanding Equity Awards at Fiscal Year End” for a description of these targets). The shares subject to the restriction are valued at approximately $10.72 per share based on the average trading price on the Closing Date of $11.40, discounted for the post-vesting transfer restriction. The remaining 2,750,000 shares are valued based on the average trading price on the Closing Date of $11.40 and are not discounted since there are no post-vesting trading restrictions.

(4)	2016 bonuses were paid pursuant to the terms of our short-term incentive plan. For a discussion of the Company’s performance-based cash incentive compensation program, see “2016 Compensation Programs” below.

(5)	All Other Compensation is comprised of Company matching contributions under Hostess’ 401(k) plan which is a tax-qualified defined contribution plan, life insurance premiums, aircraft expense, automobile expense, travel expenses and cell phone allowance. The following table summarizes “All Other Compensation” provided to the named executive officers during the years ended December 31, 2015 and December 31, 2016:

	Fiscal Year	401(k) Match	Life Insurance Premiums	Aircraft (1)	Automobile (2)	Travel Expenses	Cell Phone Allowance	Total
C. Dean Metropoulos	2016	$7,950	$2,082	$2,335,923	$32,194	$--	$--	$2,378,149
	2015	7,950	2,339	2,500,000	43,375	--	--	2,553,664
William D. Toler	2016	7,950	764	--	--	52,464 (3)	1,040	62,218
	2015	7,950	1,806	--	--	74,681 (3)	1,040	85,477
Andrew W. Jacobs	2016	7,287	267	--	--	--	1,040	8,594
	2015	7,950	630	--	--	--	1,040	9,620

(1)	This column represents the amount Hostess paid for use of a private aircraft in accordance with Mr. Metropoulos’ employment agreement. Following the Business Combination, reimbursement of Mr. Metropoulos’ aircraft expenses is limited to $25,000 per month.

(2)	This column represents annual aggregate incremental costs associated with the provision of an automobile as provided in Mr. Metropoulos’ employment agreement, consisting of depreciation, maintenance, insurance, and registration expenses.
(3)	Reimbursement of travel expenses to and from Mr. Toler’s home to the Company’s headquarters in Kansas City, Missouri.

Our senior executive team is comprised of individuals with significant experience leading and growing packaged foods firms. We believe our expertise in managing brands (led by Mr. Metropoulos) and experience in operating packaged food businesses (under Mr. Toler’s leadership) gives us the specialized tools to position the Company as an attractive vehicle for future growth within the snacking universe.

The discussion below is intended to provide a summary overview of the compensation programs in place prior to the Business Combination and the compensation decisions taken in relation to 2016 performance achieved. In addition, the Company has outlined the compensation plans adopted for 2017, as well as the process undertaken to define the 2017 compensation programs.

2016 Compensation Programs

Prior to the Business Combination, the officers of Hostess received salaries and participated in both a short- and long-term incentive plan.

Annual Incentive Compensation Program

Aggregate bonus opportunities under the short-term incentive plan were set annually by the board of Hostess and the target levels of performance were determined based on internal planning and forecasting processes. For 2016, the Compensation Committee determined that Hostess achieved the Revenue, Gross Margin, and EBITDA goals that were established under its short-term incentive plan. As such, bonuses were paid at target for 2016. In addition, Mr. Toler received an incremental bonus of $375,000 to recognize his leadership through the pre- Business Combination period and for the Business Combination and related transactions.

Equity-Based Incentive Compensation Program

Prior to the Business Combination, Hostess maintained the 2013 Hostess Management Equity Incentive Plan, as amended (“2013 Plan”) to support multiple objectives, including (i) aligning executives’ interests with those of its unit holders, (ii) ensuring that realized compensation reflects changes in unit holder value over the long term, thereby mitigating incentives for executives to pursue short-term objectives at the expense of long-term value creation, and (iii) attracting, motivating, rewarding, and retaining highly skilled executives.

Hostess Management, LLC, an entity owned, directly or indirectly, by members of Hostess management and certain of the equity owners of Hostess prior to the Business Combination (“Hostess Management”), was formed to serve as a vehicle through which members holding class B units (“Members”) thereof may receive incentive equity in respect to Hostess. Hostess Management directly or indirectly owned approximately 9% of the equity interests in the operating subsidiaries of Hostess immediately prior to the Business Combination. In October 2013, the Plan committee, consisting of two members designated pursuant to the Plan, awarded grants of 783,756 Class B units in Hostess Management to certain members of management under the Plan. In July 2014, the Plan committee awarded grants of 97,200 Class B units and a grant of 183,219 Class B-1 units to certain members of management. There were no equity awards granted during 2015. In March 2016, the Plan committee awarded grants of 593,630 Class B units to certain members of management, including a grant of 183,219 Class B-1 units to Mr. Toler and 65,787 Class B units and 7,501 Class B-2 units to Mr. Jacobs.

For more information about the treatment of such equity awards in the Business Combination, see “Executive Compensation – Hostess — Impact of the Master Transaction Agreement” in our Definitive Proxy Statement on Schedule 14A with respect to the Business Combination filed with the SEC on October 21, 2016.

Hostess Management merged with and into Hostess Holdings as part of the Business Combination and the 2013 Plan was terminated. See “2017 Compensation Programs – Long-Term Incentive Plan” for a description of the 2016 Equity Incentive Plan, adopted in connection with the Business Combination, that replaced the 2013 Plan as the Company’s principal equity incentive plan.

Base Salaries

For 2016, the base salaries for the senior executives of Hostess were established based on the scope of their responsibilities, taking into account relevant experience, internal pay equity, tenure, Hostess’s ability to replace the individual, and other factors deemed relevant.

Post-Business Combination Compensation Committee Actions

Following the Business Combination, no long-term incentive awards remained outstanding and unvested for our executive officers, except for the awards granted to Mr. Metropoulos pursuant to his employment agreement, described below. Accordingly, on March 23, 2017, the Compensation Committee approved new executive compensation plans and policies for its executive officers that the Compensation Committee deemed appropriate for a public company of its complexity and in the packaged food sector. In order to define a go-forward compensation program to effectively attract, motivate, and retain a senior leadership team that can drive business success while being aligned with appropriate competitive and stockholder considerations, the Company engaged in a robust internal and external review with the advice of its outside independent advisor, Mercer. The Compensation Committee conducted an assessment of Mercer’s independence and concluded that Mercer is independent. In this review, the Compensation Committee, with the advice of Mercer:

•	Established a pay philosophy;
•	Defined a peer group of firms that aligned with the Company’s business size and complexity, as well as being in the packaged food sector;
•	Assessed competitive pay levels and practices at the defined peer group; and
•	Developed go-forward pay levels, incentive plan designs, and pay policies that:
○	Provide competitive award opportunities;
○	Align with market and stockholder-appropriate practices; and
○	Create strong incentives to drive business performance and stockholder value creation.

Pay Philosophy

The Company’s pay philosophy has been established to allow it to attract and retain talented senior leaders that can drive business success and create stockholder value. Key aspects of the pay strategy are to:

•	Target an overall pay level that is competitive in the market;
•	Emphasize pay for performance with clear objectives and strong alignment between results and pay delivered; and
•	For senior executives, provide a significant focus on long-term performance achievement that is aligned with stockholder outcomes.

The Compensation Committee reviews management pay on a total compensation basis with a stronger focus on pay for performance and creation of stockholder value for members of senior management. For 2017, in excess of 70% of senior management’s (Senior Vice President and above) total target compensation is based on achievement of Compensation Committee approved performance criteria and/or the share price of our Class A common stock with the goal of driving Company performance and creating stockholder value.

Peer Group

The Company has established a peer group of firms in similar business sectors, notably packaged foods and beverages. The peers selected are of a comparable size and complexity. Factors such as EBITDA, revenue, and market capitalization were considered in selecting peer firms. The Company’s peer group is comprised of 12 firms, including B&G Foods, Inc., Blue Buffalo Pet Products, Inc., Farmer Bros. Co., Flower Foods, Inc., John

B. Sanfilippo & Son, Inc. Lancaster Colony Corp., National Beverage Corp., Omega Protein Corp., Pinnacle Foods, Inc., Snyder-Lance, Inc., and TootsieRoll Industries, Inc. The pay levels and award practices of these firms were considered as inputs when establishing go-forward compensation programs for the Company’s executive officers.

2017 Compensation Programs

Base Salaries

The Company seeks to provide competitive compensation for its executive officers. As such, the Company targets approximately market median salary positioning. However, additional factors such as prior compensation levels, contributions to Company results, specific competitive needs, and experience may also be considered in establishing salary levels

Short-Term Incentive Plan

The Company has established a 2017 short-term incentive plan (the “Short-Term Incentive Plan”) that is a sub-plan of the Company’s 2016 Equity Incentive Plan and is intended to focus its senior leadership on driving business results that will lead to stockholder value creation. The Company has set goals across three key metrics which it believes support financial and stockholder value growth. Metrics and weighting in the new plan will include:

Metric	Weighting	Considerations
Net Revenue	30%	• Focuses the leadership team on delivering topline growth
Adjusted EBITDA	50%	• Requires both topline growth as well as efficiency and cost control to deliver strong results
Strategic Metrics	20%	• Requires EBITDA achievement in order to fund • Provides a focus on key initiatives that will position the Company for continued growth and stockholder value delivery

No short-term incentive would be paid below attainment of threshold performance levels. Upon attainment of threshold, the Company would pay 30% of the target. Target achievement would result in 100% of the target payout. The maximum potential bonus is 200% of target for maximum achievement on all three metrics.

The strategic metrics criteria are based on achievement of both individual and department key performance objectives and contribution to the Company’s financial goals. Under the Short-Term Incentive Plan, our board retains certain discretion to decrease individual and department performance bonuses relative to the targets based on qualitative or other subjective factors deemed relevant by our board.

Aggregate bonus opportunities under this Short-Term Incentive Plan are set annually by the board and the target levels of performance are determined based on the Company’s internal planning and forecasting processes. Each named executive officer other than the Executive Chairman is eligible for an annual bonus under the Short-Term Incentive Plan, as it may be determined by the board from time to time. The Company believes that annual bonuses based on performance serve to align the interests of management and stockholders. Target bonus opportunities for the Company’s named executive officers are detailed below:

Executive	Current Salary	Target Bonus as % of Salary(2)	Target Bonus Amount
C. Dean Metropoulos	$30,000(1)	0%	$0
William B. Toler	$422,300	100%	$422,300
Andrew Jacobs	$321,357	60%	$192,814

(1) Mr. Metropoulos’ salary prior to the Business Combination was $1,500,000. Following the Business Combination, Mr. Metropoulos does not receive significant cash compensation and bonuses as he is primarily compensated in stock.

(2) Bonus percentage achieved will be multiplied by total actual salary for the year ending December 31, 2017, which total salary may exceed the salary reported in the column titled “Current Salary” as a result of salary increases between the date of this proxy statement and December 31, 2017.

Long-Term Incentive Plan

We may grant equity-based awards to our executive officers and key employees under our 2016 Equity Incentive Plan (the “Incentive Plan”) to further align the interests of eligible participants with those of our stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company and our Class A common stock. The Incentive Plan is intended to advance the interests of the Company and increase stockholder value by attracting, retaining and motivating key personnel through the granting of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and/or other stock-based awards consistent with the terms of the Incentive Plan.

Following the Business Combination, none of the named executive officers, other than the Executive Chairman, had any equity incentives outstanding. In order to provide executive leadership with a meaningful incentive to grow the business and create stockholder value, the Company elected to provide a multi-year grant in the first quarter of 2017. As this was a multi-year award, we do not anticipate that there will be incremental equity awards granted to the executive officers who received a multi-year grant until 2020. This award was intended to align management with stockholders and provide incentives to drive strong business results. The grant was comprised of the following approximate mix by individual executive officer: 26% performance share units (“PSUs”), 37% stock options, and 37% time-vested restricted stock units (“RSUs”) or restricted stock, as detailed below. The PSUs measure multi-year EBITDA growth over a 3-year performance cycle. This grant mix was chosen to provide a majority emphasis on achieving direct performance results and growing the share price (~63% delivered in PSUs and stock options), while also providing more retentive value and stockholder alignment with the time-vested RSUs and restricted stock.

Vehicle	Approximate Weighting	Considerations
Performance Shares (PSUs)	26%	• Measures multi-year performance against Compensation Committee agreed upon adjusted EBITDA goals • Focuses executives on delivering profitable growth over the long-term
Options	37%	• Provides a direct incentive to grow the share price, where value is only realized if the stock price appreciates
Restricted Stock Units (RSUs) or Restricted Stock	37%

•      Aligns management with stockholders, where value realized can increase with share price appreciation

•      In order for vesting to occur, the Company’s earnings per share for the fiscal year ending prior to the vesting date must be positive

Awards granted to the Company’s named executive officers are detailed below. Our Executive Chairman did not receive a March 2017 grant as his equity award was made as part of the terms of the Business Combination.

Executive	PSUs(1)	Options	Restricted Stock or RSUs	Total Shares
William B. Toler	304,686	437,498	435,000	1,177,184
Andrew Jacobs	54,843	78,749	80,000	213,592
(1)	Assumes target achievement. Depending upon actual performance for each year during the performance period, the executive may receive amounts in excess of target value, up to a maximum of 225% of target value.

The awards granted to the Company’s named executive officers described above include “double-trigger” vesting in the event of a change in control of the Company. Therefore, the awards will not vest upon a change in control, unless they are not assumed or substituted by a successor or acquiror. In the event of assumption or substitution, the awards will vest if, within 12 months following the change in control and prior to the applicable vesting date, the named executive officer’s employment is terminated by the Company without cause or otherwise terminates under circumstances entitling the named executive officer to severance.

Severance Arrangements

Hostess does not currently have a formal severance policy and is considering adopting severance arrangements with its key executives and members of management in order to ensure retention.

Equity Stock Ownership Policy

Hostess does not currently have a formal stock ownership policy but is considering an executive stock ownership policy to align with prevailing market practices and ensure that the executive officers maintain alignment with stockholders.

Prohibition on Hedging/Pledging of Our Securities

To further align their interests with those of our stockholders, our directors, our employees and others acting on behalf of the Company may not engage in short sales of our securities and may not buy or sell puts, calls or other derivative securities or otherwise engage in hedging transactions with respect to our securities. They also may not hold our securities in a margin account or, without the prior written consent of our board or the Audit Committee, otherwise pledge our securities as collateral for any loan.

Clawback

We will recoup incentive-based compensation to the extent required under the Dodd-Frank Act and any rules, regulations and listing standards issued under that act, when effective, or the Incentive Plan or any other plan or policy we may adopt.

Employment agreements

Hostess does not currently have a policy on employment agreements and is considering the need for such a policy. The following descriptions of the employment agreements or arrangements that we have entered into with Messrs. Metropoulos and Toler are summaries only.

C. Dean Metropoulos

Executive Chairman Employment Agreement.     Hostess Brands, LLC, Hostess Holdings and Gores entered into an Executive Chairman Employment Agreement (the “Executive Chairman Employment

Agreement”) with Mr. Metropoulos on July 28, 2016 which became effective as of the closing of the Business Combination on November 4, 2016. Pursuant to the terms of the Executive Chairman Employment Agreement, Mr. Metropoulos serves as the Executive Chairman of certain subsidiaries of the Company, effective as of the Closing Date of the Business Combination and until December 31, 2018 (or until December 31, 2019 by mutual agreement of the parties). The Executive Chairman Employment Agreement provides that Mr. Metropoulos will receive an annual base salary of $30,000 as well as a one-time issuance of 2,496,000 Class B limited partnership units in Hostess Holdings (the “Class B Units”) (and an equivalent number of shares of Class B common stock), which units and shares are be subject to a one-year holding period subject to certain exceptions.

Mr. Metropoulos is also entitled to (i) participate in any of our employee benefit plans, (ii) the use of an automobile provided to him by the Company, and (iii) receive a reimbursement of up to $25,000 per month for the cost of business travel using his personal aircraft consistent with past practice. We have entered into an aircraft service contract with a third party in respect of Mr. Metropoulos’ aircraft and make reimbursements of up to $25,000 per month by direct payments to such third party under such contract.

Subject to his continued employment through December 31, 2018, Mr. Metropoulos will be entitled to up to 2,750,000 shares of Class A common stock (or, upon his written request, an equivalent number of shares of Class B common stock and Class B Units) upon achievement of earn-out targets for the 2018 fiscal year, as specified in the Executive Chairman Employment Agreement. In the event Mr. Metropoulos’ employment is terminated (i) as a result of his death or disability, (ii) by certain subsidiaries of the Company without “Cause,” or (iii) by Mr. Metropoulos with “Good Reason” (as those terms are defined in the Executive Chairman Employment Agreement) prior to December 31, 2018, he will remain eligible to receive the additional earn-out payment, subject to the achievement of specified adjusted EBITDA levels for calendar 2018.

For purposes of the Executive Chairman Employment Agreement, “Cause” is defined as (A) conviction of, or plea of guilty to, a felony, that materially impairs the executive’s ability to perform his duties or (B) the executive’s gross dereliction, gross negligence or malfeasance in the performance of his duties (in either case, subject to written notice and an opportunity to cure), and “Good Reason” is generally defined as (I) any material adverse change in the executive’s title, role, or responsibilities, including removal from our board, (II) breach by certain subsidiaries of the Company of any material provision of the Executive Chairman Employment Agreement, (III) at any time on or after January 1, 2018, the executive’s good faith determination that any medical condition requires him to step down from his position and duties, or (IV) the alteration, amendment, addition to or repeal of Article IX of the certificate of incorporation of the Company or the adoption of any provision of the certificate of incorporation of the Company inconsistent with such Article IX without the executive’s prior written consent (in each case, subject to written notice and an opportunity to cure). If an “Acceleration Event” (as defined in the Executive Chairman Employment Agreement) occurs prior to the determination of adjusted EBITDA for calendar 2018, Mr. Metropoulos will be entitled to receive the total potential shares payable in respect of the earn-out payment. An Acceleration Event includes a change of control of the Company or the sale of certain subsidiaries of the Company, in either case, if a pro-rata portion of specified earn-out targets are achieved as of the date of the change of control, and also includes certain actions taken by the Company that have the purpose of negatively impacting EBITDA achievement.

Also, upon Mr. Metropoulos’ termination of employment with certain subsidiaries of Hostess for any reason, title and ownership of the automobile shall be transferred to Mr. Metropoulos at no additional cost, subject to any taxes applicable to such transfer.

Executive Chairman Agreement.     Gores entered into an Executive Chairman Agreement (the “Executive Chairman Director Agreement”) with Mr. Metropoulos on July 28, 2016 which became effective as of the closing of the Business Combination on November 4, 2016. Pursuant to the terms of the Executive Chairman Director Agreement, Mr. Metropoulos will serve as the Executive Chairman of the Board until December 31, 2018 (or until December 31, 2019 by mutual agreement of the parties). The Executive Chairman Director Agreement provides that, for so long as the Metropoulos Entities in the aggregate hold at least 7.5% of the capital stock of the Company on a fully diluted basis, Mr. Metropoulos will have the right to designate one member for election to the Board, which designee will be Mr. Metropoulos himself so long as he is employed as the Executive Chairman of the Board.

2013 Employment Agreement.     Prior to the Business Combination, Mr. Metropoulos was party to an employment agreement with Hostess dated as of April 9, 2013 (the “2013 Employment Agreement”). The 2013 Employment Agreement provided for base compensation, annual cash bonuses, an automobile, and use of a private aircraft with payments of $2,500,000 annually at Hostess’ expense. Under the terms of his employment agreement, Hostess leased the private aircraft from Mr. Metropoulos or one of his affiliated companies for a term of five years. Mr. Metropoulos’ agreement also provided for participation in all of the normal and customary benefit plans, such as medical benefits and 401(k) plan which were in place at Hostess prior to the Business Combination. The 2013 Employment Agreement terminated upon completion of the Business Combination.

William D. Toler

Hostess entered into a letter of employment agreement with Mr. Toler on July 22, 2014 pursuant to which Mr. Toler continues to serves as our Chief Executive Officer and President. Mr. Toler’s agreement provides for base compensation with eligibility for annual increases and annual cash bonuses. Mr. Toler’s target bonus was initially 75% of his annual base salary but was increased to 100% in 2016. Mr. Toler’s agreement provides for participation in all of Hostess’ normal and customary benefit plans, such as medical benefits and 401(k) plan. Mr. Toler’s agreement also provides that in the event of a change in control, he is eligible to receive severance equal to one year of base salary and target bonus if his employment is terminated by an acquiror within one year following the change in control or he is not offered employment with the same rate of base salary and target bonus for at least one year following the change in control. The Business Combination constituted a change in control for purposes of Mr. Toler’s agreement, and he is therefore eligible to receive such severance benefits if his employment is terminated by the Company prior to November 4, 2017.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2016.

Stock Awards
Name	Grant Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)
C. Dean Metropoulos (1)(2)	November 4, 2016	2,750,000	35,750,000

William D. Toler	-	-	-

Andrew W. Jacobs	-	-	-

(1)	These shares are issuable upon achievement of the following targets for the 2018 fiscal year: (1) 1,375,000 shares if adjusted EBITDA (as calculated pursuant to the terms of the Master Transaction Agreement entered into in connection with the Business Combination (“MTA EBITDA”)) is at least $257.8 million and (2) an additional 1,375,000 shares if MTA EBITDA is at least $262.8 million. Further, to the extent Mr. Metropoulos holds Class B Units in Hostess Holdings, LP, he may elect to receive Class B Units and shares of Class B common stock instead of shares of Class A common stock.

(2)	Excluded from the table are up to 5,500,000 shares of Class A common stock that are issuable to Hostess CDM Co-Invest, LLC, an entity included in the Metropoulos Entities, upon achievement of the following targets for the 2017 fiscal year: (1) 2,750,000 shares if MTA EBITDA is at least $240.5 million and (2) an additional 2,750,000 shares if MTA EBITDA is at least $245.5 million. Further, to the extent Hostess CDM Co-Invest, LLC holds any Class B Units at the time of issuance, the Master Transaction Agreement specifies that the award shall be paid in Class B Units and Class B common stock instead of shares of Class A common stock.

REPORT OF THE AUDIT COMMITTEE

The board of directors has appointed an Audit Committee consisting of Craig D. Steeneck, the chair of the committee, Laurence Bodner and Jerry D. Kaminski. All of the members of the committee are “independent” directors, as defined under the applicable rules of the SEC and Nasdaq and meet the requirements for financial literacy under the applicable rules of the SEC and Nasdaq. Our board of directors has determined that Mr. Steeneck is an “audit committee financial expert” within the meaning of SEC regulations. In arriving at this determination, the board has examined Mr. Steeneck’s scope of experience in financial roles and the nature of his employment.

The purpose of the Audit Committee is to provide oversight of the Company’s accounting and financial reporting processes, the audits of the financial statements of the Company and the Company’s compliance with applicable legal requirements and regulations. The primary responsibilities of the committee include reviewing and pre-approving the engagement of our independent registered public accounting firm, reviewing our annual and quarterly financial statements and reports, discussing the statements and reports with our independent registered public accounting firm and management, and reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our board of directors has adopted a written charter for our Audit Committee, available at www.hostessbrands.com under the “Investors” tab, that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of Nasdaq. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, the consolidated balance sheet of the Company as of December 31, 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period November 4, 2016 through December 31, 2016, the consolidated balance sheet of Hostess Holdings, L.P. and subsidiaries as of December 31, 2015, and the related consolidated statements of operations, partners’ equity (deficit), and cash flows for the period January 1, 2016 through November 3, 2016 and the years ended December 31, 2015 and 2014.

The committee discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees, and other applicable regulations. This included a discussion of KPMG’s judgments as to the quality, not just the acceptability, of our Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from KPMG, written disclosures and the letter required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The committee and KPMG also discussed KPMG’s independence from management and our Company, including the matters covered by the written disclosures and letter provided by KPMG.

The committee discussed with KPMG the overall scope and plans for its audit. The committee meets with KPMG, with and without management present, to discuss the results of KPMG’s examinations, its evaluations of our Company, the internal controls, and the overall quality of the financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.

The report has been furnished by the Audit Committee to our board of directors.

Craig D. Steeneck, Chairperson
Laurence Bodner
Jerry D. Kaminski

The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2017, and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Prior to the Business Combination, KPMG served as the independent registered public accounting firm for Gores. In addition, Hostess Holdings had also engaged KPMG as its independent registered public accounting firm prior to the Business Combination. Accordingly, KPMG has provided auditing and accounting services to both Hostess Holdings and the Company for the periods prior to and following the Business Combination.

Aggregate fees billed to our Company for audit services rendered by KPMG LLP for the audits of the Company’s annual financial statements for 2016 and 2015 and other services rendered by KPMG LLP during 2016 and 2015 are as follows:

	December 31, 2016	December 31, 2015
Audit fees (1)	$1,860,620	$154,167
Audit-related fees (2)	452,018	-
Tax fees (3)	2,387,751	-
All other fees	-	-

Total	$4,700,389	$154,167

(1)	Audit fees include (i) fees associated with the audits of Gores’ consolidated financial statements prior to the Business Combination together with the fees associated with the audits of the Company’s consolidated financial statements following the Business Combination; (ii) reviews of Gores’ interim quarterly consolidated financial statements and (iii) comfort letters, consents and other items related to Securities and Exchange Commission matters. Audit fees increased substantially from 2015 to 2016 due to the transition of the company from a SPAC (which had no operations and primarily held cash in a trust for potential future acquisitions) to a fully operating business, as well as the audit of the Business Combination and necessary reporting.

(2)	Audit-related fees include fees incurred for services in connection with the Business Combination.

(3)	Tax fees consist primarily of tax consultation services for the Business Combination and tax compliance for Gores prior to the Business Combination.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures for the pre-approval of audit services, internal control-related services and permitted non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, case-by-case basis before the independent registered public accounting firm is engaged to provide each service.

All of the services provided by KPMG described above were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

Vote Required

Ratification of the appointment of KPMG to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2017 will require the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our Class A common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Directors, executive officers, and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the year ended December 31, 2016, and written representations that no other reports were required, we believe that, except for Mr. DeFeo, each person who at any time during such year was a director, officer, or beneficial owner of more than ten percent of our common stock complied with all Section 16(a) filing requirements during the year ended December 31, 2016. Mr. DeFeo filed a Form 3 on November 17, 2016, three days after the filing deadline, as a result of technical issues in obtaining EDGAR access codes from the SEC required to transmit such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, April 21, 2017, by the following:

•	each of our directors and named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of the record date, April 21, 2017. Shares of Class A common stock or Class B common stock issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days, as well as shares of Class A common stock issuable upon exchange of shares of Class B common stock are deemed outstanding solely for purposes of calculating the percentage of class and percentage of total voting power of the beneficial owner thereof. Accordingly, the percentage of class and percentage of total voting power of some beneficial owners may be lower than the percentage of class and percentage of total voting power of some other beneficial owners for whom a higher number of shares beneficially owned is reported. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 99,285,917 shares of Class A common stock and 31,104,987 Class B common stock outstanding as of April 21, 2017. On April 19, 2017, the Apollo Funds completed the sale of substantially all of their holdings in the company and accordingly are not included in the table below.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Hostess Brands, Inc., 1 E. Armour Boulevard, Kansas City, Missouri 64111.

Name of Beneficial Owner	Shares of Class A common stock Beneficially Owned	Percentage of Class A common stock Beneficially Owned
Named Executive Officers and Directors:
C. Dean Metropoulos (1)	32,604,988	24.8%
William D. Toler	435,000	*
Andrew W. Jacobs	80,000	*
Andrew Jhawar	-	-
Mark R. Stone (2)	100,893	*
Laurence Bodner	5,683	*
Neil P. DeFeo	12,683	*
Jerry D. Kaminski	5,683	*
Craig D. Steeneck	10,283	*

All Directors and Executive Officers as a Group (15 persons)	33,526,713	25.5%

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders
C. Dean Metropoulos (1)	32,604,988	24.8%
Gores Sponsor LLC (3)	17,633,929	16.4%
Wellington Management Group LLP (4)	9,884,745	10.0%
FMR LLC (5)	9,829,578	9.9%
Northwestern Mutual Life Insurance Company (6)	8,169,644	8.2%

*	Less than 1% of the outstanding shares of common stock.

(1)	Based upon information contained in Amendment No. 1 to Schedule 13D filed by the beneficial owner with the SEC on April 24, 2017. Consists of (i) 500,000 shares of Class A common stock; (ii) 1,000,000 shares of Class A common stock issuable upon exercise of 2,000,000 Private Warrants; (iii) 1,834,300 shares of Class B common stock (which may be exchanged for shares of Class A common stock) held by CDM HB Holdings LLC of which Mr. Metropoulos directly holds a majority of the limited liability company membership interests and the remaining minority of limited liability company membership interests are held by CDM HB Holdings Corp., whose sole shareholder is Mr. Metropoulos; (iv) 27,544,568 shares of Class B common stock (which may be exchanged for shares of Class A common stock) held by Hostess CDM Co-Invest, LLC, of which Mr. Metropoulos may be deemed to have beneficial ownership as a result of his control thereof; and (v) 1,726,120 shares of Class B common stock (which may be exchanged for shares of Class A common stock) held by CDM Hostess Class C, LLC, of which Mr. Metropoulos may be deemed to have beneficial ownership as a result of his control thereof.

(2)	Based upon information contained in Form 4 filed by the beneficial owner with the SEC on December 8, 2016. Consists of 100,893 shares of Class A common stock held by The Mark Ronald Stone Trust, of which the Mr. Stone is the trustee and, accordingly, may be deemed to have beneficial ownership.

(3)	Based upon information contained in Amendment No. 2 to Schedule 13D filed by the beneficial owner with the SEC on April 19, 2017. Gores Sponsor LLC is controlled indirectly by Alec Gores and Tom Gores and, accordingly, each of Alec and Tom Gores may be deemed to have beneficial ownership of the shares of our Class A common stock owned thereby. Each of Alec and Tom Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The business address of Gores Sponsor LLC is 9800 Wilshire Blvd., Beverly Hills, California 90212.

(4)	Based upon information contained in Schedule 13G filed by the beneficial owner with the SEC on January 31, 2017. Includes 9,884,745 shares of Class A common stock of which Wellington Management Group LLP has shared dispositive power, including 8,313,400 shares of Class A common stock of which Wellington Management Group LLP has shared voting power through one or more investment adviser subsidiaries. The address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

(5)

Based upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on February 10, 2017. Includes 9,829,578 shares of Class A common stock of which FMR LLC has sole dispositive power, including 1,650,168 shares of Class A common stock of which FMR LLC has sole voting power. Abigail P. Johnson is a

Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(6)	Based solely upon the statement on Schedule 13G filed by the beneficial owner on January 31, 2017, 7,556,920 shares are owned directly by The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”). In addition, Northwestern Mutual may be deemed to be the indirect beneficial owner of the balance of such shares as follows: (i) 285,938 shares are owned by The Northwestern Mutual Life Insurance Company Group Annuity Separate Account, and (ii) 326,786 shares are owned by Northwestern Mutual Capital Strategic Equity Fund IV, LP, an affiliate of Northwestern Mutual. The business address of Northwestern Mutual is 720 East Wisconsin Avenue, Milwaukee, WI 53202.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions during our last three fiscal years to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

The following persons and entities that participated in the transactions listed in this section were “related persons” (as defined below) at the time of the transaction:

Tax Receivable Agreement

We are party to a Tax Receivable Agreement (the “Tax Receivable Agreement”), entered into in connection with the Business Combination, that provides for the payment by us to the Legacy Hostess Equityholders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes (or is deemed to realize in certain circumstances) as a result of: (i) certain increases in tax basis resulting from the Business Combination; (ii) certain tax attributes of Hostess Holdings and its subsidiaries existing prior to the Business Combination; (iii) certain increases in tax basis resulting from exchanges of Class B Units; (iv) imputed interest deemed to be paid by the Company as a result of payments that it makes under the Tax Receivable Agreement; and (v) certain increases in tax basis resulting from payments that the Company makes under the Tax Receivable Agreement. It is expected that we will benefit from the remaining 15% cash savings, if any, in income tax that we realize.

Exchange Agreement

We are party to an Exchange Agreement (the “Exchange Agreement”) which was entered into in connection with the Business Combination. Pursuant to the Exchange Agreement, the Metropoulos Entities and such other holders of Class B Units from time to time party thereto will be entitled to exchange Class B Units, and surrender shares of the Company’s Class B common stock for cancellation, in exchange for, at the option of the Company, a number of shares of the Company’s Class A common stock or the cash equivalent of such shares.

Registration Rights Agreement

We are party to a Registration Rights Agreement (the “Registration Rights Agreement”) with Gores Sponsor LLC, the Legacy Hostess Equityholders, Mr. Metropoulos, Mr. Randall Bort, Mr. William Patton and Mr. Jeffery Rea (the “Restricted Stockholders”). Pursuant to the terms of the Registration Rights Agreement, unless the parties otherwise agree, the Restricted Stockholders are bound by restrictions on the transfer of their shares of common stock until May 4, 2017, except for transfers as bona fide gifts, to certain trusts, to wholly owned subsidiaries or equity holders of a Restricted Stockholder (in the case of entities), pursuant to any acquisition or sale involving the Company or with the prior written consent of the Company and each Restricted Stockholder.

The Restricted Stockholders and their permitted transferees are entitled to certain registration rights described in the Registration Rights Agreement. Among other things, pursuant to the Registration Rights Agreement, the Restricted Stockholders are entitled to participate in six demand registrations, and will also have certain “piggyback” registration rights with respect to registration statements. We will bear the expenses incurred in connection with the filing of any such registration statements, other than certain underwriting discounts, selling commissions and expenses related to the sale of shares to fund the indemnification obligations of the Legacy Hostess Equityholders under the Master Transaction Agreement.

In addition, the Registration Rights Agreement provides that our Sponsor, Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea will vote all of their shares of Class A common stock in favor of the election to the Board of Mr. Metropoulos (or his designee for so long as Mr. Metropoulos is entitled to serve on the Board or appoint a member of the Board, as applicable, pursuant to the terms of the Executive Chairman Director Agreement).

We have agreed to indemnify each of the stockholders party to the Registration Rights Agreement against certain liabilities in connection with a demand or piggyback registration of shares of Class A common stock, including under the Securities Act.

Earn-out Obligation

In connection with the Business Combination, we agreed to grant additional shares to certain of the Legacy Hostess Equityholders contingent on the Company attaining certain EBITDA targets for the years ended December 31, 2016 and December 31, 2017. We did not meet the EBITDA target for the year ended December 31, 2016. At December 31, 2016, the remaining potential future grants were between zero and 5.5 million shares. No amounts were accrued at December 31, 2016, as management determined it was not probable these thresholds would be met.

In addition, we agreed to grant additional shares to Mr. Metropoulos as part of the Executive Chairman Agreement if certain EBITDA targets are met for the year ending December 31, 2018. The potential grants range from zero to 2.7 million shares. No amounts were accrued for this earn-out as of December 31, 2016, as management determined that it was not probable these thresholds would be met.

Indemnification of Directors and Officers

Our amended and restated bylaws provide that we will indemnify and advance expenses to our directors and executive officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

We have entered into customary indemnification agreements with each of our directors and executive officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

There is no pending litigation or proceeding involving any of our directors or executive officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or executive officer.

Review, Approval or Ratification of Transactions with Related Persons

Our board of directors has adopted a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “Related Persons”. For the purposes of the policy, “Related Persons” will include our executive officers, vice presidents, directors and director nominees or their immediate family members, stockholders owning 5% or more of our outstanding common stock or any entity in which any of the foregoing persons is an employee, general partner, principal or holder of a 5% or more ownership interest.

Our related person transactions policy requires that all related person transactions must be reported in advance to our Audit Committee for review and approval. In reviewing any such related person transaction, the Audit Committee will consider all of the material facts of such transaction and whether the transaction is fair and reasonable to the Company including consideration of the following factors to the extent pertinent:

•	the position within or relationship of the Related Person with the Company;

•	the materiality of the transaction to the Related Person and the Company, including the dollar value of the transaction, without regard to profit or loss;

•	the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

•	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not Related Persons;

•	whether the transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

•	the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls and procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction. In approving or rejecting any related person transaction, the Audit Committee or the disinterested members of the Audit Committee, as applicable, is required to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our Company wishes to have included in the proxy statement in connection with our 2018 Annual Meeting of Stockholders must be submitted to us no later than December 29, 2017.

In accordance with our current bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending December 31, 2017 but not submitted for inclusion in the proxy statement for our 2018 Annual Meeting of Stockholders pursuant to Rule 14a-8, must be received by us no earlier than February 15, 2018 and no later than March 17, 2018, unless we change the date of our 2018 annual meeting more than 30 days before or more than 70 days after June 15, 2018, in which case stockholder proposals must be received by us not later than the close of business on the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All stockholder proposals must include the specified information described in our bylaws and follow the procedures outlined in Rule 14a-8 under the Exchange Act.

Proposals and other items of business should be directed to the attention of the Secretary at our principal executive offices, 1 E. Armour Boulevard, Kansas City, Missouri 64111.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

Dated: April 28, 2017

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Vote by Internet or Telephone - QUICK EASY HOSTESS BRANDS, INC. Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 6:00 p.m., Central Time, on June 14, 2017. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY THIS BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. 1. Election of Directors (1) Mark R. Stone (2) William D. Toler 2. Ratification of KPMG LLP as independent registered public accounting firm. (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. Signature Signature, if held jointly Date, 2017. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate off icer, please give title as such. Please mark your votes like this X FOR AGAINST ABSTAIN FOR all Nominees listed to the left WITHOUT AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. PHONE – 1 (866) 894-0536 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. CONTROL NUMBER

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders The 2017 Proxy Statement and the 2016 Annual Report to Stockholders are available at: http://www.cstproxy.com/hostessbrands/2017 HOSTESS BRANDS, INC. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned appoints William D. Toler, Thomas A. Peterson and Jolyn J. Sebree and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Hostess Brands, Inc. held of record by the undersigned at the close of business on April 21, 2017 at the Annual Meeting of Stockholders of Hostess Brands, Inc., to be held on June 15, 2017 at 10:00 a.m. local time, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TWO NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (continued and to be marked, dated and signed, on the other side)